                                                                    Exhibit 99.1

PRESS RELEASE                                FOR IMMEDIATE RELEASE
                                             Contact:
                                               Robert W. White,
                                               CHAIRMAN, PRESIDENT AND CEO
                                                 or
                                               Jack Sandoski,
                                               SENIOR VICE PRESIDENT AND CFO
                                               (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES INCREASE IN NET
INCOME FOR THE FIRST QUARTER OF 2006

Jenkintown, PA (April 28, 2006) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.7 million for the quarter ended March 31, 2006, representing an increase of 23.8% over the comparable 2005 period. Diluted earnings per share were $0.11 for the quarter, compared to $0.09 per diluted share for the first quarter of 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We originated over $47 million in new loans for the first quarter of 2006, and despite the flat yield curve and the extremely competitive rate environment, we were able to increase first quarter net income by 23.8% over the prior year. Our ongoing payment of a quarterly dividend and our initiation of a stock repurchase program demonstrate our continued commitment to provide enhanced returns and long-term value to our stockholders."

Mr. White continued that, "We are pleased to report the opening of our thirteenth Bank branch in Warrington, Pennsylvania. We are also pleased to report our continued progress towards the opening of two additional branches in Springhouse and Chalfont, Pennsylvania, as well as a new limited service branch in a retirement community in Concordville, Pennsylvania. As we have previously stated, we believe that these new branches will provide additional opportunities to grow our core deposits and establish new lending relationships."

Net interest income was $5.5 million for the first quarter of 2006, representing an increase of $591,000 or 11.9% over the first quarter of 2005. Interest income for the quarter increased $2.4 million or 26.6% over the comparable 2005 period. The increase in interest income was primarily a result of growth in the average balance of our loan portfolio combined with an increase in the average yield on those assets. The average balance of our loan portfolio increased $118.3 million or 28.4% to $534.3 million for the quarter ended March 31, 2006 from $416.0 million for the quarter ended March 31, 2005. The average yield on our loan portfolio increased 49 basis points to 6.53% from 6.04% over the same period. Our increase in interest income was somewhat offset by an increase in our interest expense. Interest expense for the first quarter of 2006 increased $1.8 million or 45.1% over the comparable 2005 period. The increase in interest expense was the result of increases in the average balances of deposits and FHLB advances as well as increases in the average rates paid on deposits, FHLB advances and other borrowings. The majority of the increase in interest expense, however, relates to the increase in interest expense on deposits. During the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005, our average deposit balance grew by $80.1 million or 21.0%, primarily due to growth in higher-rate certificates of deposit. As a result of this growth, as well as the rising interest rate environment, the average rate we paid on our deposits increased 80 basis points to 2.86% for the first quarter of 2006 from 2.06% for the first quarter of 2005. Our average interest rate spread for the first quarter of 2006 decreased to 2.23% from 2.29% for the first quarter of 2005. Our net interest margin for the first quarter of 2006 compared to the first quarter of 2005 also decreased slightly to 2.75% from 2.80%.

We made no provision to the allowance for loan losses during either the first quarter of 2006 or 2005. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. At March 31, 2006, non-performing loans amounted to 0.07% of loans receivable and our allowance for loan losses amounted to 370.0% of non-performing loans. Our balance of non-performing loans decreased significantly during the first quarter of 2006 to $390,000 at March 31, 2006 from $2.9 million at December 31, 2005. The balance of non-performing loans at December 31, 2005 consisted primarily of one loan, with a carrying value of $2.9 million, placed on non-accrual status in the fourth quarter of 2005. In the first quarter of 2006, we agreed to allow the sale of a portion of the underlying collateral of the loan, with the proceeds paid to the Bank. Approximately $1.7 million in net proceeds was received, and $1.0 million in additional payments were made, reducing the outstanding balance of the loan to approximately $200,000 at March 31, 2006. Although this loan remained on non-accrual status at March 31, 2006, based on the specific circumstances of the loan, including the estimated value of the remaining collateral, we do not expect to incur any loss on this loan.

Our total non-interest income amounted to $695,000 for the first quarter of 2006 compared to $579,000 for the first quarter of 2005. The $115,000 increase was due primarily to a $164,000 increase in income from bank owned life insurance ("BOLI"), which was purchased in March 2005. This income was partially offset by a $14,000 decrease in gain on derivative instruments, net, as our final swap agreement expired in December 2005, and by a $27,000 decrease in service charge income.

Our total non-interest expense for the first quarter of 2006 amounted to $3.8 million, representing an increase of $306,000 or 8.8% from the first quarter of 2005. The overall increase was due primarily to increases in salaries and employee benefits expense, the largest component of non-interest expense, and other non-interest expense. Salaries and employee benefits expense increased $316,000 or 17.5% for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005. This increase was primarily due to additional expenses of $182,000 in the aggregate relating to the Company's 2005 Stock Option Plan ("SOP") and 2005 Recognition and Retention Plan ("RRP"). The remainder of the increase in salaries and employee benefits expense was due to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Additional expenses of approximately $77,000 were recognized in other non-interest expense for SOP and RRP awards to directors, but were somewhat offset by decreases in various other categories of other non-interest expense.

Income tax expense for the first quarter of 2006 amounted to $702,000 compared to $638,000 for the first quarter of 2005. The fluctuation in income tax expense was the result of the increase in our pre-tax income combined with an improvement in our effective tax rate. Our effective tax rate decreased to 28.7% for the quarter ended March 31, 2006, from 31.1% for quarter ended March 31, 2005. The improved tax rate was primarily a result of increased investment in tax-exempt municipal securities and bank owned life insurance.

The Company's total assets increased $11.4 million, or 1.3%, to $855.4 million at March 31, 2006 compared to $844.1 million at December 31, 2005. The primary reason for the increase in total assets during the first quarter of 2006 was a $12.9 million or 46.4% increase in cash and cash equivalents to $40.6 million. The increase in cash and cash equivalents was primarily the result of an $11.8 million or 2.4% increase in total deposits and a $2.6 million decrease in mortgage-backed securities, somewhat offset by other uses of cash. The increased cash has become available due to a timing difference as additional funds available from increased deposits, as well as from payments on mortgage-backed securities, have yet to be invested in interest-earning assets. The Company's management plans to invest these funds in interest-earning assets, primarily loans, as the appropriate opportunities arise. Also contributing to the overall increase in assets during the first quarter of 2006 was an increase in property and equipment, net of $1.4 million or 21.3%, primarily as a result of increased investment in our new branches. The first of these branches opened in April 2006 in Warrington, Pennsylvania, with two more branches expected to open later this year.

Our stockholders' equity decreased $1.9 million to $115.4 million at March 31, 2006 compared to $117.2 million at December 31, 2005. The decrease was primarily due to the purchase of approximately 199,000 shares of the Company's common stock for an aggregate of $2.7 million as part of the Company's stock repurchase program announced in January. The payment of the Company's quarterly cash dividends of $0.05 per share in March reduced retained earnings by $761,000. Additionally, our accumulated other comprehensive loss increased $559,000. These decreases to stockholders' equity were partially offset by our net income for the first quarter of 2006, resulting in a net increase to retained earnings of $985,000. Stockholders' equity was also increased by approximately $386,000 in the aggregate as a result of this quarter's proportional commitment to release unallocated ESOP shares, amortization of unvested RRP shares, and recognition of SOP expense to additional paid-in capital.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as eight additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of March 31, 2006, Abington Community Bancorp had $855.4 million in total assets, $513.0 million in deposits and $115.4 million in stockholders' equity.

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


THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND EARNINGS OUTLOOK FOR ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED INCLUDE CHANGES IN OUR LOAN PORTFOLIO, CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
--------------------------------------------------------------------------------------------------------

                                                                    March 31, 2006  December 31, 2005
                                                                    ---------------------------------
ASSETS

Cash and due from banks                                             $  17,043,295     $  19,460,237
Interest-bearing bank balances                                         23,535,635         8,254,004
                                                                    -------------     -------------
      Total cash and cash equivalents                                  40,578,930        27,714,241
Investment securities held to maturity (estimated fair
  value--2006, $20,132,286; 2005, $20,316,775)                          20,395,052       20,395,593
Investment securities available for sale (amortized cost--
  2006, $79,805,450; 2005, $80,775,605)                                77,613,288        78,828,696
Mortgage-backed securities held to maturity (estimated fair
  value--2006, $61,517,693; 2005, $65,505,255)                         64,357,068        67,410,735
Mortgage-backed securities available for sale (amortized cost--
  2006, $83,299,937; 2005, $82,212,270)                                80,428,750        79,943,379
Loans receivable, net of allowance for loan losses
   (2006, $1,442,611; 2005, $1,454,510)                               530,054,836        529,487,209
Accrued interest receivable                                             3,701,117          3,475,350
Federal Home Loan Bank stock--at cost                                  11,109,300         11,061,200
Cash surrender value - bank owned life insurance                       15,665,645         15,498,958
Property and equipment, net                                             7,899,762          6,510,144
Deferred tax asset                                                      2,948,855          2,648,200
Prepaid expenses and other assets                                         688,687          1,098,106
                                                                    -------------      -------------

TOTAL ASSETS                                                        $ 855,441,290      $ 844,071,811
                                                                    =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                             $  41,812,643      $  43,333,286
    Interest-bearing                                                  471,196,904        457,849,738
                                                                    -------------      -------------
      Total deposits                                                  513,009,547        501,183,024
  Advances from Federal Home Loan Bank                                200,294,422        201,444,952
  Other borrowed money                                                 16,462,753         16,113,949
  Accrued interest payable                                              3,393,000          1,909,234
  Advances from borrowers for taxes and insurance                       2,597,536          2,384,314
  Accounts payable and accrued expenses                                 4,308,432          3,805,571
                                                                    -------------      -------------

           Total liabilities                                          740,065,690        726,841,044
                                                                    -------------      -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                              --                 --
  Common stock, $0.01 par value, 40,000,000 shares authorized, issued: 15,870,000 in 2006 and 2005, oustanding:
    15,670,653 in 2006 and 15,870,000 in 2005                             158,700            158,700
  Additional paid-in capital                                           69,316,815         69,234,964
  Treasury stock                                                       (2,662,507)              --
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                               (6,757,374)        (6,880,236)
    Recognition & Retention Plan Trust (RRP)                           (3,158,313)        (3,339,413)
    Deferred compensation plans trust                                  (1,054,480)        (1,050,000)
  Retained earnings                                                    62,874,570         61,889,180
  Accumulated other comprehensive loss                                 (3,341,811)        (2,782,428)
                                                                    -------------      -------------

           Total stockholders' equity                                 115,375,600        117,230,767
                                                                    -------------      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 855,441,290      $ 844,071,811
                                                                    =============      =============

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
ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
--------------------------------------------------------------------------------

                                                   Three Months Ended March 31,
                                                  ------------------------------
                                                      2006             2005
                                                  -----------------------------

INTEREST INCOME:
  Interest and fees on loans                      $  8,717,783      $  6,278,624
  Interest and dividends on investment and
    mortgage-backed securities
      Taxable                                        2,345,812         2,516,589
      Tax-exempt                                       214,482           111,345
                                                  ------------      ------------
           Total interest income                    11,278,077         8,906,558

INTEREST EXPENSE:
  Interest on deposits                               3,298,660         1,969,324
  Interest on Federal Home Loan Bank advances        2,289,428         1,904,501
  Interest on other borrowed money                     144,127            77,995
                                                  ------------      ------------
           Total interest expense                    5,732,215         3,951,820
                                                  ------------      ------------

NET INTEREST INCOME                                  5,545,862         4,954,738
PROVISION FOR LOAN LOSSES                                 --                --
                                                  ------------      ------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                          5,545,862         4,954,738
                                                  ------------      ------------

NON-INTEREST INCOME:
  Service charges                                      408,635           436,035
  Rental income                                          7,636            15,451
  Gain on derivative instruments, net                     --              14,175
  Income on bank owned life insurance                  166,687             2,465
  Loss on sale of investment securities                   (601)             --
  Other income                                         112,631           111,363
                                                  ------------      ------------
           Total non-interest income                   694,988           579,489
                                                  ------------      ------------

NON-INTEREST EXPENSES:
  Salaries and employee benefits                     2,121,408         1,805,039
  Occupancy                                            387,745           405,745
  Depreciation                                         148,919           123,269
  Professional services                                160,631           189,984
  Data processing                                      324,348           353,216
  ATM expense                                           82,493            85,837
  Deposit insurance premium                             34,476            29,096
  Advertising and promotions                            92,981            92,084
  Other                                                438,870           401,133
                                                  ------------      ------------
           Total non-interest expenses               3,791,871         3,485,403
                                                  ------------      ------------

INCOME BEFORE INCOME TAXES                           2,448,979         2,048,824
PROVISION FOR INCOME TAXES                             702,468           637,940
                                                  ------------      ------------
NET INCOME                                        $  1,746,511      $  1,410,884
                                                  ============      ============

BASIC EARNINGS PER COMMON SHARE                   $       0.12      $       0.09
DILUTED EARNINGS PER COMMON SHARE                 $       0.11      $       0.09

BASIC AVERAGE COMMON SHARES OUTSTANDING:            15,026,117        15,504,360
DILUTED AVERAGE COMMON SHARES OUTSTANDING:          15,278,905        15,504,360

ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
--------------------------------------------------------------------------------
                                                 THREE MONTHS ENDED MARCH 31,
                                              ----------------------------------
                                                   2006                  2005
                                              ----------------------------------

Selected Operating Ratios(1):
Average yield on interest-earning assets                5.59%              5.00%
Average rate on interest-bearing liabilities            3.36%              2.74%
Average interest rate spread(2)                         2.23%              2.26%
Net interest margin(2)                                  2.75%              2.80%
Average interest-earning assets to average
  interest-bearing liabilities                        118.25%            122.74%
Net interest income after provision
  for loan losses to non-interest expense             146.26%            142.18%
Total non-interest expense to average assets            1.78%              1.87%
Efficiency ratio(3)                                    60.76%             62.97%
Return on average assets                                0.82%              0.76%
Return on average equity                                5.97%              4.62%
Average equity to average assets                       13.77%             16.41%

ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                             0.07%              0.07%

Non-performing assets as a percent of
  total assets(5)                                       0.05%              0.04%

Allowance for loan losses as a percent of
  non-performing loans                                370.00%            497.15%

Net charge-offs to average loans receivable             0.00%              0.00%

CAPITAL RATIOS(6):
Tier 1 leverage ratio                                  10.55%             11.75%
Tier 1 risk-based capital ratio                        17.21%             19.83%
Total risk-based capital ratio                         17.49%             20.15%

--------------------------------------------------------------------------------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2006 and 2005, are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.
(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.


                                       7